Exhibit 10.32

Qingdao Lidong Chemical Co., Ltd.
(English Translation)

The Seller: Qingdao Lidong Chemical Co., Ltd.	Contract No.: _________
The Buyer: Ningbo Keyuan Plastics Co., Ltd.	Date: _________
Place of signing: _________

Sales and Purchase Contract
The Seller and The Buyer, after discussions, have both agreed with the items listed below.

1.	Name of commodity: ___________
2.	Unit price (in RMB), quantity, total sum (in RMB) :
Unit price: _______________
Quantity: _________________
Total sum: RMB (unit price x actual quantity of loading)
3.	Delivery terms, time and place of delivery:
Delivery Terms: ________________
Delivery Time: __________
Place of delivery: ______________
4.	Quality specifications
The seller provides the buyer with Inspection Results one day prior to ship loading.
5.	Packaging requirements: In bulk.
6.	Payment:
Within 2 days after the signing of the contract the buyer telegraphic transfers one million of deposit to the seller. Two days prior to the ship loading, the buyer telegraphic transfers the whole amount of payment for goods according to the contract to the seller. The balances will be paid to either party as the actual quantity of ship loading may be.
7.	Insurance: The buyer should insure the goods according to the contract price per ship stipulated in Item 2 and pay the insurance premium.
8.	Transfer of property in goods: As the goods pass over the ship’s rail at the port of loading the transfer of property in goods occurs in effect.
9.	Inspection: The seller needs to appoint an independent inspector with an approval of the buyer. At the port of loading the inspector should inspect the shore tank for the quantity and quality of the goods. An inspection report is abiding to both parties to prevent errors or fraud. The seller should pay the commodity inspection fee at the port of loading. The buyer should pay the inspection fee at the port of unloading. Meanwhile the seller invites a third party of inspection organization to measure the actual loading capacity of the ship. In case an error of 0.3% and above occurred between shore tank quantity and ship inspection quantity, the buyer or other agents should immediately ask for a double check, with the buyer ordering the ship to get off shore at once and with both parties discussion for a solution.

10.	Obligations alongside: In case the buyer fails to find a suitable ship for loading during the stipulated period of time, the seller has the right to cancel the contract.
11.	Responsibility for breach of the contract:
After the signing of the contract, with agreement from both parties, the contract can be modified or terminated. But in case one party violates the contract, the party that made the violation should pay the other party 100% of the contract sum as contract breach fine. Furthermore, when one party violates the contract and causes damage to the other party, the violating party should compensate the other party including, but not limited to, loss of price differentials of commodities, lawsuit fee, arbitration fee, commission of survey, lawyer’s fee, travel fee and other actual expenses related to the damage.
12.	Force majeure:
During the contract period, in case of government control, war declared or not, embargo, law forbidding, civil chaos, riots, uprising, strikes, border closing as well as super natural events such as typhoon, floods, fire or the alike, or the seller being not able to import the material, or its material supply not being guaranteed, or it getting unscheduled stall or scheduled stall prolonged, neither party is responsible for the delay or incapability of carrying out the contract within stipulated period. Whereas both parties should do their upmost to minimize the damage to implementing the contract. In case the delay is of over three months, either party can terminate the contract in writing without any liability and responsibility.
13.	Other supplemented agreements: (if no, fill in ‘None.’)
(1) National stimulations on safety and environment protection should be met during transportation of the goods. The buyer confirms itself as a producer of ethylene and aromatic hydrocarbon products, knowing such products only suitable for directly producing ethylene and aromatic products, not for gasoline, diesel oil or other taxable consuming products or for trading sales, which are not allowed into finished oil products markets. In case other agreement to reach, both parties will discuss it and attach the agreement to the contract, while the attachment has the same legal effect as the contract.
(2) The buyer prior to purchasing should show to the seller a certificate of utilizing and managing naphtha to ensure a smooth declaration of exempting tax on consuming naphtha. In case the seller fails to declare consuming tax exempt, the buyer should bear all the costs related to consuming tax paid by the seller.
(3) In case the buyer fails to pick up the goods within the designated period of delivery, the seller has the right to cancel the quantity that has not been picked up.
14.	This contract comes into effect with the signatures and chopping of both parties via fax. The fax copies are effective.
15.	In case a dissent arises during the contract period, both parties will negotiate friendly for a solution. In case a solution is failed to reach, either party can forward the dispute to Shanghai Arbitration Committee for ruling.
Both parties confirm that they have reached agreement on all items of the contract on the basis of equal negotiations, which bears their true meanings, with both parties fully aware of the contents of each item of the contract and willing to abide by the contract. There’s no single item of the contract that has been forced upon one party by the other party using its superiority.

The Seller:	The Buyer:

Qingdao Lidong Chemical Co., Ltd.	Ningbo Keyuan Plastics Co., Ltd.
Tel: 0532-86910092	Tel: 0574-86232942
Fax: 0532-86910255	Fax: 0574-86234706
Add: 88 Liaohe Road, Qingdao economic and	Add: Qingshi Chemical Zone, Beilun District, Ningbo.
technological development zone,
Qingdao, Shandong province.